Exhibit 5.1

[MORGAN, LEWIS & BOCKIUS LLP LETTERHEAD]

October 8, 2007

PhotoMedex, Inc.
147 Keystone Drive
Montgomeryville, Pennsylvania 18936

Re:	PhotoMedex, Inc.
Registration Statement on Form S-8 relating to the Photomedex, Inc. Amended and Restated 2005 Equity Compensation Plan and the Amended and Restated 2000 Non-Employee Director Stock Option Plan

Ladies and Gentlemen:

We have acted as counsel to Photomedex, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable under the Company’s Amended and Restated 2005 Equity Compensation Plan (the “2005 Plan”) and 700,000 shares of Common Stock issuable under the Company’s Amended and Restated 2000 Non-Employee Director Stock Option Plan (collectively, the “Shares”). We have examined such certificates, records, statutes and other documents as we have deemed relevant in rendering this opinion.

As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized and when issued and delivered by the Company in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP